Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports First Quarter 2006 Results

PITTSBURGH, May 11, 2006 – Koppers Holdings Inc. (NYSE: KOP) sales for the quarter ended March 31, 2006 were $264.6 million as compared to $232.0 million for the prior year quarter. The increase in sales of $32.6 million or 14% is a result of higher sales in the Railroad & Utility Products segment of $22.3 million or 25% driven primarily by strong product demand in the U.S. railroad market and $10.3 million or 7% of increased sales in the global Carbon Materials & Chemicals business.

The net loss for the quarter ended March 31, 2006 was $6.0 million, which included charges totaling $11.5 million primarily relating to the company’s first quarter initial public offering, plant closures and restructuring. Adjusted net income, after excluding such charges, was $5.5 million for the quarter as compared to net income of $0.6 million in 2005. A reconciliation of adjusted net income to net income is attached to this report.

Basic earnings (loss) per share were ($0.41) for the first quarter of 2006 compared to $0.18 per share in the prior year period. Adjusted basic earnings per share (using adjusted net income of $5.5 million for 2006 and actual shares outstanding of 20,656,383 at March 31, 2006 for both years) were $0.27 per share for 2006 compared to $0.03 per share in the prior year.

Adjusted EBITDA through March 31, 2006, before charges totaling $4.5 million relating primarily to the company’s first quarter initial public offering, plant closures and restructuring, was $28.5 million compared to $23.2 million in 2005. The increase was primarily from higher volumes and margins. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this report.

Commenting on the quarter, President and CEO, Walter W. Turner said, “We are very pleased with the results for our first quarter as the company’s sales and margins exceeded projections. The growth in sales and margins caused adjusted EBITDA to increase to $28.5 million compared to $23.2 million in 2005. As we move forward in 2006, we continue to be optimistic about the growth opportunities that we see in our core aluminum and railroad markets. We continue to be focused on improving profits as evidenced by the acquisition of the Reilly coal tar assets and the closure of a wood treating facility in North America in the second quarter of 2006, and the initiation of a major carbon black plant expansion in Australia in the first quarter of 2006. We are a shareholder-driven company, which is focused on providing shareholders with an above-average return on investment. We believe we

Page 2 – Koppers Reports First Quarter 2006 Results

can deliver on these goals through our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, China, the Pacific Rim and South Africa. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412-227-2131.

Koppers management expects to conduct a conference call tomorrow, Friday, May 12, 2006, beginning at 11:00 AM EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 810 0248 in the US/Canada or 706 643 9697 for International, Conference ID number 8906934. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID number 8906934. The recording will be available for replay through June 12, 2006.

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 3 – Koppers Reports First Quarter 2006 Results

Koppers Holdings Inc.

Consolidated Statement of Operations

(In millions except per share amounts)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Net sales	$264.6	$232.0
Operating expenses:
Cost of sales	221.7	193.8
Depreciation and amortization	7.8	8.0
Selling, general and administrative	19.1	15.4

Total operating expenses	248.6	217.2

Operating profit	16.0	14.8
Other income	0.2	0.4

Income before interest expense, income taxes and minority interest	16.2	15.2
Interest expense	26.9	12.5

Income (loss) before income taxes and minority interest	(10.7)	2.7
Income taxes	(4.9)	1.2
Minority interest	0.2	0.9

Net income (loss)	$(6.0)	$0.6

Earnings (loss) per share:
Net income (loss):
Basic earnings (loss) per share	$(0.41)	$0.18

Diluted earnings (loss) per share	$(0.41)	$0.04

Weighted average shares outstanding—Basic	14.6	3.0

Weighted average shares outstanding—Diluted	14.6	12.5

Dividends declared per common share	$0.79	$—

Page 4 – Koppers Reports First Quarter 2006 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(In millions)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25.4	$26.1
Accounts receivable less allowance for doubtful accounts of $0.6 in 2006 and $0.7 in 2005	124.6	118.7
Inventories:
Raw materials	79.6	73.7
Work in process	2.7	3.4
Finished goods	61.6	61.8
LIFO reserve	(19.5)	(18.9)

Total inventories	124.4	120.0
Deferred tax benefit	18.4	18.4
Other	7.4	7.7

Total current assets	300.2	290.9
Equity in non-consolidated investments	3.0	3.0
Fixed assets	515.3	512.1
Less: accumulated depreciation	(365.4)	(359.7)

Net fixed assets	149.9	152.4
Goodwill	35.6	35.7
Deferred tax benefit	41.2	38.7
Other assets	25.9	31.1

Total assets	$555.8	$551.8

Page 5 – Koppers Reports First Quarter 2006 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(In millions except share amounts)

	March 31, 2006	December 31, 2005
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79.1	$77.5
Dividend payable	2.7	—
Accrued liabilities	63.8	71.2
Revolving credit	—	5.7
Current portion of term loans	4.8	4.8

Total current liabilities	150.4	159.2
Long-term debt:
Revolving credit	46.4	35.0
Term loans	20.2	14.0
Senior Secured Notes due 2013	218.3	320.0
Senior Discount Notes due 2014	143.3	139.9

Total long-term debt	428.2	508.9
Other long-term liabilities	77.2	78.4

Total liabilities	655.8	746.5
Minority interest	12.2	12.0
Stockholders’ equity (deficit):
Senior Convertible Preferred Stock, $.01 par value per share; 10,000,000 shares authorized; 0 shares issued in 2006 and 2,288,481 shares issued in 2005	—	—
Common stock, $.01 par value per share; 40,000,000 shares authorized, 20,736,522 shares issued in 2006 and 2,945,293 shares issued in 2005	0.2	—
Capital in excess of par value	121.7	10.4
Receivable from Director for purchase of common stock	(0.6)	(0.6)
Retained (deficit)	(217.1)	(200.7)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	4.7	5.3
Minimum pension liability, net of tax	(20.1)	(20.1)

Total accumulated other comprehensive loss	(15.4)	(14.8)
Treasury stock, at cost, 80,139 shares in 2006 and 22,331 shares in 2005	(1.0)	(1.0)

Total stockholders’ (deficit)	(112.2)	(206.7)

Total liabilities and stockholders’ (deficit)	$555.8	$551.8

Page 6 – Koppers Reports First Quarter 2006 Results

KOPPERS HOLDINGS INC.

RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Quarters Ended March 31,
	2006	2005
	(Unaudited)
Net income (loss)	$(6.0)	$0.6
Charges impacting pre-tax income (1)
Plant closings and restructuring	1.3	0.0
Grenada verdict	0.2	0.0
Saratoga advisory services contract buyout	3.0	0.0
Call premium on bonds	10.1	0.0
Bond consent fees and deferred financing write-off	4.3	0.0

Total charges above impacting pre-tax income	18.9	0.0
Charges impacting net income, net of tax benefit at 39%	11.5	0.0

Adjusted net income	$5.5	$0.6

(1)	Cost of sales for 2006 includes $0.9 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada verdict. S,G&A for 2006 includes $3.0 million for the buyout of the Saratoga advisory services contract and $0.4 million for severance charges. Interest expense includes $10.1 million for call premium, $1.1 million for bond consent fees and $3.2 million for write-off of deferred financing costs.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(In millions)

	Quarters Ended March 31,
	2006	2005
	(Unaudited)
Net income (loss)	$(6.0)	$0.6
Interest expense	26.9	12.5
Depreciation and amortization	7.8	8.0
Income taxes	(4.9)	1.2

EBITDA	23.8	22.3
Minority interest	0.2	0.9

EBITDA excluding minority interest	24.0	23.2

Charges impacting EBITDA (1)
Plant closings and restructuring	1.3	0.0
Grenada verdict	0.2	0.0
Saratoga advisory services contract buyout	3.0	0.0

Adjusted EBITDA with minority interest and excluding above charges	$28.5	$23.2

(1)	Cost of sales for 2006 includes $0.9 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada verdict. S,G&A for 2006 includes $3.0 million for the buyout of the Saratoga advisory services contract and $0.4 million for severance charges.

Page 7 – Koppers Reports First Quarter 2006 Results

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.